Exhibit 10.1

2021 and 2022 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2021 Annual Base Salary as of March 1	2021 Targeted Bonus (paid in 2022)	2022 Annual Base Salary as of March 1	2022 Targeted Bonus (to be paid in 2023)
William M. Greenman President and Chief Executive Officer	$702,000	65%	$740,000	70%
Kevin D. Green VP, Finance and Chief Financial Officer	$446,995	45%	$469,345	50%
Richard J. Benjamin Chief Medical Officer	$458,079	45%	$474,112	45%
Laurence M. Corash, M.D. Chief Scientific Officer	$459,331	45%	$470,814	45%
Vivek Jayaraman Chief Operating Officer	$502,200	50%	$527,310	55%
Chrystal N. Menard Chief Legal Officer and General Counsel	$433,182	45%	$450,509	45%
Carol Moore Senior Vice President, Regulatory Affairs and Quality	$387,893	45%	$401,469	45%